Exhibit 99

              Dillard's, Inc. Purchases McRae's Store at
                   The Mall of Louisiana from Belk


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Aug. 18, 2005--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced today that it has an agreement to purchase the McRae's store at the Mall of Louisiana in Baton Rouge, Louisiana from Belk. The transaction is scheduled to close on November 28, 2005.
    Dillard's, which currently operates a 200,000 square foot location at The Mall of Louisiana, plans to operate at the center under its dual-anchor format. Following an extensive remodel of the store and operating both anchor locations, Dillard's will present Baton Rouge area customers with a much broader selection of merchandise in deeper assortments in all areas of the store. These selections will reflect the Company's renewed focus on more upscale and more contemporary fashions. The Company expects to reopen the new store under the Dillard's name in the spring of 2006.
    Belk, which acquired the McRae's store in July as part of its purchase of 47 Proffitt's and McRae's stores from Saks Incorporated, was obligated to sell the store to Dillard's because of a previous contractual agreement between McRae's and Dillard's giving Dillard's purchase rights to the store at The Mall of Louisiana.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


    CONTACT: Dillard's, Inc., Little Rock
             Julie J. Bull, 501-376-5965